Exhibit 10.1
March 28, 2007
Mr. David A. Buckel
1065 Admiral Crossing
Alpharetta, GA 30005

Dear Dave:

On behalf of the Board of Directors and executive team of GigaBeam Corporation (“GigaBeam” or the “Company”) this letter is written to express our appreciation and gratitude to you for nearly two and one-half years of service as a member of the GigaBeam Board of Directors and its three committees, including service as Chairman of the GigaBeam audit committee. In that regard, we wish to confirm the following:

1.	GigaBeam agrees to pay you the deferred and unpaid director and committee fees as set forth in the attached schedule.

2.	You hereby confirm your resignation as a member of the Company’s Board of Directors and each of its committees, effective close of business on March 29, 2007.

3.
From March 27, 2007 until January7, 2009, you agree from time to time to provide to the Company’s Board of Directors consulting services with respect to strategic development activities and such other projects as mutually agreed upon by you and the Company.

4.
As compensation for your consulting services hereunder, your options to purchase (i) 45,000 shares of common stock of the Company granted October 14, 2004 and (ii) 25,000 shares of common stock of the Company granted January 5, 2006, respectively, will continue to vest and remain exercisable in accordance with the Company’s 2004 Stock Option Plan and the applicable option grant notices.

5.
GigaBeam agrees not to make any public or private statements about you which are either negative or disparaging and you agree not make any public or private statements about the Company or its management which are negative or disparaging. You agree to direct any inquiries from third parties regarding your resignation, the Company or its management to the Company’s counsel without comment. F

6.	You agree to hold in confidence and not disclose (except as required by law) to any person or entity any non-public, confidential information about the Company and its business.

7.
The indemnification provisions for officers and directors under the Company’s Amended and Restated Certificate of Incorporation, Bylaws and insurance policies are (to the maximum extent permitted by law) extended you with respect to any and all matters, events or transactions occurring or effected during your tenure as a member of the Company’s Board of Directors and in connection with your resignation hereunder all as provided therein. In addition, the Company will (to the maximum extent permitted by law) indemnify and hold you harmless from any loss, expense or damage you may suffer in connection with your service on and your resignation from the Company’s Board of Directors unless such loss, expense or damage is based upon any violation by you of the state or federal securities laws or any conduct by you which constitutes fraud, gross negligence, willful misconduct or malfeasance.

GigaBeam Corporation, 470 Springpark Place, Suite 900, Herndon, VA 20170 Tel: 571-283-6200 Fax: 571-283-6203

Mr. David A. Buckel	March 28, 2007

8.
The Company and Messrs. Slaughter and Lockie, in their respective individual capacities, hereby release and acquit you for any and all actions, claims, demands, or other obligations arising out of or related to your service and resignation as a member of the Company’s Board of Directors; provided however, that this release shall not extend to any actions, claims or demands arising out of any alleged violation by you of the state or federal securities laws or any conduct which constitutes fraud, gross negligence, willful misconduct or malfeasance. You hereby release and acquit the Company and Messrs. Slaughter and Lockie, in their respective individual capacities, for any and all actions, claims, demands, or other obligations arising out of or related to your service and resignation as a member of the Company’s Board of Directors; provided however, that this release shall not extend to any actions, claims or demands arising out of any alleged violation by the Company or its officers and directors of the state or federal securities laws or any conduct which constitutes fraud, gross negligence, willful misconduct or malfeasance. Nothing in this letter shall prohibit any party from providing truthful testimony compelled by a valid subpoena issued by a court of competent jurisdiction; provided, however, that the party receiving the subpoena shall provide notice, including a copy of the subpoena, to the other parties promptly upon the service of the subpoena. You, on the one hand, and the Company, Mr. Slaughter and Mr. Lockie, on the other hand, represent and warrant to each of the others that there has been no assignment of any actions or claims nor institution of any action or claims by you, on the one hand, and the Company, Mr. Slaughter or Mr. Lockie, on the other hand, prior to the date of this letter and that neither you, on the one hand, nor the Company or Messrs. Slaughter and Lockie, on the other hand, are aware of any claims or demands assertable against the other.

If you agree to the foregoing, kindly sign, date and return this letter to our Herndon office at (571) 283-6203. Dave, it has been a pleasure to have you service on the Board of Directors of GigaBeam and we look forward to working with you as a consultant.

Sincerely,
GigaBeam Corporation

By: /s/Louis S. Slaughter
Louis S. Slaughter
Chairman and CEO

Accepted and agreed:

Signature: /s/David A. Buckel
                   David A. Buckel

Date: _____________________________

Accepted and agreed with respect to paragraph 8:

/s/Louis S. Slaughter	/s/ Douglas G. Lockie
Louis S. Slaughter, an individual	Douglas G. Lockie, an individual
Date: 3-28-07	Date: 3/28/07

Mr. David A. Buckel	March 28, 2007

GIGABEAM CORPORATION
Schedule of Accrued Director's Fees - D. Buckel
3/27/2007

Date	Description	Amount

9/1/2006	Q4 2006 Board Fee	$3,750
10/27/2006	Board Meeting Fee	1,000
11/2/2006	Board Compensation Committee Telephonic Meeting	500
11/13/2006	Board Audit committee Telephonic Meeting	500
12/15/2006	Board Meeting Fee	1,000
12/15/2006	Nominating Committee Meeting*	-
12/31/2006	Audit Committee Chair - 2006	5,000
1/1/2007	Q1 2007 Board Fee	3,750
1/1/2007	Q1 2007 Audit Committee Chair	1,250
1/13/2007	Teleconf Board Meeting Fee	500
1/25/2007	Teleconf Board Meeting Fee	500
2/2/2007	Teleconf Board Meeting Fee	500

	Total	$18,250

	* Held in conjunction with Board Meeting